Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 69701-4520 (776) 664-5708 Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100876027-93 Filing Date and Time 11/22/2010 4:17 PM Entity Number E0048472009-4
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
WELLTEK INCORPORATED
2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE 3. CAPITAL STOCK
SEE ATTACHED.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: MAJORITY

4. Effective date of filing: (optional)	11/29/11
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

/s/ Mark Szporka Signature of Officer

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
WELLTEK INCORPORATED
(Continuation of paragraph 2)
ARTICLE 3 — CAPITAL STOCK
The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Four Hundred Million (400,000,000) shares or common stock, par value $0.00001 per share, and Twenty Million (20,000,000) shares of preferred stock, par value $0.00001 per share.
Upon the filing of this Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), each share of the Corporation’s common stock, $0.00001 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.02 shares of common stock, $0.00001 par value per share, of the Corporation (the “New Common Stock”). Any stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.02 (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split, rather, each holder of a fractional share shall be entitled to receive one full share.
The board of directors of the Corporation is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series, and certain preferences, limitations and relative rights of the shares of each series so established.

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 69701-4620 (776) 684-5708 Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100885804-96 Filing Date and Time 11/24/2010 3:12 PM Entity Number E0048472009-4
Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78,
78A, 80, 81, 82, 84, 86, 87, 87A, 88,
88A, 89 AND 92A)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)
1. The name of the entity for which correction is being made:
WellTek, Incorporated
2. Description of the original document for which correction is being made:
Articles of Amendment
3. Filing date of the original document for which correction is being made: 11/22/10
4. Description of the inaccuracy or defect:
Incorrect effective date, not 11/29/11
5. Correction of the inaccuracy or defect:
Effective Date: 11/29/10
6. Signature:

/s/ Mark Szporka	CFO	11/24/10
Authorized Signature	Title*	Date

*
If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner, a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any or the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Navada Secretary of State Correction
Revised: 3-26-09